Exhibit 99.1

Access National Corporation
Condensed Consolidated Balance Sheet
December 31, 2012
(In Thousands)

	As Reported	Adjustment for Branch Closure		Pro Forma Totals
Assets
Cash and interest bearing deposits	$37,941	$27,010	(1)	$64,951

Investments	84,948	-		84,948

Loans held for sale	111,542	(32,121)	(2)	79,421

Loans held for investment, net of allowance	604,478	-		604,478

Premises and equipment	8,517	-		8,517

Other assets	16,488	(848)	(3)	15,640

Total assets	$863,914	$(5,959)		$857,955

Liabilities
Deposits	$671,496	$-		$671,496

Short-term borrowings	83,091	-		83,091

Subordinated debentures	6,186	-		6,186

Other liabilities	11,874	(382)	(4)	11,492

Total liabilities	772,647	(382)		772,265

Shareholders' Equity	91,267	(5,577)	(5)	85,690

Total liabilities and shareholders' equity	$863,914	$(5,959)		$857,955

(1) Increase in cash due to nonfunding of Branch loans offset by decrease in annual net cash settlements for loans.
(2) Reduction for Branch loans held for sale at fair value.
(3) Adjustment to other assets due to pipeline mark-to-market adjustments on the Branch pipeline.
(4) Adjustment to other liabilities due to hedge adjustment on the Branch pipeline.
(5) Impact of reduced net income on equity as if the Branch, which is closing in 2013, was not in existence in 2012.

Access National Corporation
Condensed Consolidated Statement of Income
Year Ended December 31, 2012
(In Thousands, Except for Share Data)

	As Reported	Adjustment for Mortgage Production Branch Closure		Pro Forma Totals
Interest and dividend income	$36,716	$-		$36,716

Interest expense	5,165	-		5,165
Net interest income	31,551	-		31,551
Provision for loan losses	1,515	-		1,515
Net interest income after provision for loan losses	30,036	-		30,036

Noninterest income	54,794	(22,296)	(1)	32,498

Noninterest expense	56,399	(13,153)	(2)	43,246

Income before income taxes	28,431	(9,143)		19,288

Provision for income taxes	10,708	(3,566)		7,142

Net income	$17,723	$(5,577)		$12,146

Earnings per common share:
Basic	$1.73	$(0.55)		$1.18
Diluted	$1.71	$(0.54)		$1.17

Average outstanding shares:
Basic	10,253,656	-		10,253,656
Diluted	10,363,267	-		10,363,267

(1) Reduction in gain on loans held for sale and realized hedging losses on Branch loans.
(2) Reduction in Branch specific branch production expenses.